Exhibit 3.10

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

MEADE INSTRUMENTS CORP.

Meade Instruments Corp., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: The Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) is hereby amended by deleting Section 4.1 of ARTICLE IV of the Certificate of Incorporation in its entirety.

SECOND: The Certificate of Incorporation is hereby amended further by deleting the heading “Section 4.2: Preferred Stock.” in ARTICLE IV of the Certificate of Incorporation.

THIRD: The Certificate of Incorporation is hereby amended further by deleting Section 6.1 of ARTICLE VI of the Certificate of Incorporation in its entirety and inserting the following in lieu thereof:

“Section 6.1: Election of Directors. The directors who shall first take office after the filing of the Certificate of Incorporation of this Corporation (the “Incorporation Date”) shall serve until the first annual meeting of stockholders at which directors are elected following the Incorporation Date (the “First Annual Meeting”). Subject to the provisions of this Section 6.1 set forth below, the Board of Directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Until the annual meeting of stockholders to be held in 2007, each director shall serve for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected, except that directors initially designated as Class I directors shall serve for a term ending on the date of the 1998 annual meeting; directors initially designated as Class II directors shall serve for a term ending on the date of the 1999 annual meeting; and directors initially designated as Class III directors shall serve for a term ending on the date of the 2000 annual meeting. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. If the number of directors is changed prior to the annual meeting of stockholders to be held in 2007, any increase or decrease shall be apportioned among the classes as to maintain the number of directors in each class as nearly equal as possible, but in no event will any increase in the number of directors shorten the term of any incumbent director. The terms of office of all directors who are in office immediately prior to the closing of the polls for the election of directors at the 2007 annual meeting of stockholders of the Corporation shall expire upon the closing of the polls for such election. At each annual meeting of stockholders beginning with the 2007 annual meeting of stockholders of the Corporation, the directors shall not be classified, and the directors shall be elected to hold office until the next annual meeting of stockholders and until their respective successors shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled solely by a majority of the directors then in office (although less than a quorum) or by a sole remaining director.”

FOURTH: The Certificate of Incorporation is hereby amended further by deleting Section 6.3 of ARTICLE VI of the Certificate of Incorporation in its entirety.

FIFTH: The foregoing amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer this 31st day of January, 2007.

MEADE INSTRUMENTS CORP.

By: /s/ Mark D. Peterson

Name:	Mark D. Peterson

Office: Senior Vice President, General Counsel and Secretary